UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
___________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) January 22, 2010

REVETT MINERALS INC.
(Exact name of small business issuer in its charter)

Canada	91-1965912
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

11115 East Montgomery, Suite G
Spokane Valley, Washington 99206
(Address of principal executive offices)

Registrant’s telephone number: (509) 921-2294

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions (see General instructions A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14 a-12 under the Exchange Act (17 CFR 240.14a -12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange act (17 CFR 240.14d -2(b))

[ ]Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

ITEM 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

On January 16, 2010 the Company's board of directors approved modifications of the existing employment and consulting agreements for its President and Chief Executive Officer, John G. Shanahan, and its Chief Financial Officer, Kenneth S. Eickerman, as part of the board's annual evaluation and review of executive compensation.

The Company's modified employment agreement with Mr. Shanahan took effect on January 1, 2010 and provides for an annual salary of $300,000, payable monthly, subject to periodic adjustment. If Mr. Shanahan's employment is terminated without cause, he is entitled to 18 months of salary and twelve months of benefits under the modified agreement. If he is terminated following a change of control event as defined in the agreement, then he is entitled to 36 months of salary and twelve months of benefits. Mr. Shanahan may terminate the agreement unilaterally upon one month's notice.

The Company's modified employment agreement with Kenneth S. Eickerman took effect on January 16, 2010 and provides for an annual salary of $135,000, payable monthly, subject to periodic adjustment. If Mr. Eickerman's employment is terminated without cause, then he is entitled to 18 months of salary and twelve months of benefits under the modified agreement. If he is terminated following a change of control event as defined in the agreement, then he is entitled to 36 months of salary and twelve months of benefits. Mr. Eickerman may terminate the agreement unilaterally upon one month's notice.

ITEM 9.01 Financial Statements and Exhibits

(d) Exhibits

99.1	Employment Agreement for John G. Shanahan

99.2	Employment Agreement for Kenneth S. Eickerman

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

REVETT MINERALS, INC
(Registrant)

Date: January 22, 2009	By: /s/ Ken Eickerman
Ken Eickerman
Chief Financial Officer and Secretary